UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2017

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	26-1607874
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11825 Major Street, Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

(310) 915-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

New Convertible Note, Debt Conversion and Subscription Agreement, Consulting Agreement and Warrant Repricing

On January 9th 2017, eWellness Healthcare Corporation (the “Company”) entered into a convertible note financing of $55,000 from JEB Partners L.P., which has a 20 year+ history of investing in small and micro capitalization companies. The $55,000 in a convertible note converts into common stock of the company at conversion price into which any Principal Amount and interest (including any Default Interest) under this Note shall be convertible into shares of Common Stock shall be equal to the lesser of: (i) $0.20 or (ii) 75% of the average of the VWAPs for the five (5) Trading Days immediately following the 180th calendar day after the Original Issue Date, whichever is lower. There is only one pricing lookback event. The principal sum of $55,000.00, which amount is the $50,000.00 actual amount of the purchase price plus a 10% original issue discount (the “Principal Amount”) and to pay interest on the unpaid Principal Amount hereof at the rate of eight percent (8%) per annum. Although the Company anticipates up to an additional $1.2 million in follow-on financing, there can be no guarantee that additional capital will be invested by JEB partners L.P.

On August 19, 2016, the Company entered into an advisory agreement (the “Advisory Agreement”) with Richard E. Barsom (“Consultant”). on December 1, 2016, the Company agreed to extend the Advisory Agreement for a period of ninety (90) days (the “Extension”). Pursuant to the registration exemption in Section 4(a)(2) of the Securities Act, as compensation for the services provided by Consultant under the Extension, the Company shall issue to Consultant Two Hundred and Fifty Thousand (250,000) restricted shares of the Company’s common stock, par value $0.001 (the “Shares”) and pay the Consultant Twenty-Five Hundred Dollars ($2,500) a month.

On December 2, 2016, the Company agreed to reduce the price of any outstanding stock purchase warrants to a price of $0.05 per share.

On December 2, 2016, the Company entered into a Debt Conversion and Subscription Agreement (individually, the “Debt Conversion and Subscription Agreement” or collectively, the “Debt Conversion and Subscription Agreements”), with two third-party vendors.

Pursuant to the Debt Conversion and Subscription Agreements, the Company has agreed to issue fifteen (15) units, comprised of (i) two hundred thousand (200,000) shares of the Company’s Common Stock, at a price of $0.05, and (ii) a warrant to purchase one hundred thousand (100,000) shares of common stock of the Company at $1.00 per share, with an exercise date three (3) years from the issuance date (the “Units”).

Amendment to Employee Stock Option Plan

On December 9, 2016, the Company agreed to increase the amount of shares available under its 2015 Stock Option Plan by 20 million shares of the Company’s common stock and issue options to following persons, which are exercisable at $0.17 per share and which vest 1/24th per month over a 2-year period .

Employee	Amount of Shares Underlying the Stock Options
Darwin Fogt	4,000,000
Curtis Hollister	4,000,000
Douglas MacLellan	4,000,000
David Markowski	2,000,000
Mike Block	2,000,000
Doug Cole	500,000
Rochelle Pleskow	250,000
Brandon Rowberry	250,000
Donna Moore	150,000

Important Notice regarding the Documents

The Documents have been included as exhibits to this Current Report on Form 8-K to provide investors and security holders with information regarding their terms. They are not intended to provide any other financial information about the Company or its subsidiaries. The representations, warranties and covenants contained in the Documents were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the Documents; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Documents instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Documents, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Convertible Note

10.2	Debt Conversion and Subscription Agreement

+ Filed Herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

eWellness Healthcare Corporation

Date: January 11, 2017	By:	/s/ Darwin Fogt
Darwin Fogt,
Chief Executive Officer